PEDIATRIC SERVICES OF AMERICA

Moderator: Joseph Sansone

2-5-04/9:00 am CT

Confirmation #5159054

EXHIBIT 99.1

PEDIATRIC SERVICES OF AMERICA

Moderator: Joseph Sansone

February 5, 2004

9:00 am CT

Operator:	Good morning. My name is (Chastity) and I will be your conference facilitator today.

At this time I would like to welcome everyone to the Pediatric Services of America first quarter earnings conference call. All lines have been placed on mute to prevent any background noise.

After the speaker’s remarks there will be a question and answer period. If you would like to ask a question during this time simply press star then the number one on your telephone keypad. If anyone needs assistance at any time during this conference please press star then zero and an operator will assist you.

As a reminder ladies and gentlemen, this conference is being recorded today, February the 5th, 2004. Thank you. Participating on today’s call are Mr. Joseph Sansone, President and CEO, James McNeill, CFO and (Edward Wissing), Chairman of the Board. Mr. Sansone you may begin your conference.

PEDIATRIC SERVICES OF AMERICA

Moderator: Joseph Sansone

2-5-04/9:00 am CT

Confirmation #5159054

Joseph Sansone:	Thank you very much and once again welcome to the PSA earnings call for the first quarter of fiscal year 2004. As mentioned I am Joe Sansone, President and Chief Executive Officer. With me today are Jim McNeill our Chief Financial Officer and by phone (Edward Wissing) our Board Chairman.

I have to remind you that the matters discussed in this call may include certain forward-looking statements that represent the company’s expectations or beliefs. These statements by their nature involve substantial risks and uncertainties certain of which are beyond the company’s control and include general economic conditions, industry trends, the company’s ability to collect – accounts receivable, assimilate and managed previously acquired field operations, hire and retain qualified personnel and comply with all applicable federal and state regulations. Actual results could differ materially from those projected in the forward-looking statements.

This additional information concerning factors that could cause actual results to differ materially from those projected is contained in the Sections captioned, “Risk Factors: Management’s Discussion and Analysis of Financial Conditions and Results of Operations” in the company’s securities filings with the Securities and Exchange Commission.

Our first quarter of fiscal 2004 which ended December 31, 2003 was highlighted by a year over year increase in quarterly net revenue of 14% and a year over year increase of quarterly operating income of 38%. Also we had diluted earnings per share of 22 cents versus 14 cents in the prior year’s first quarter. We had solid growth in our pharmacy segment with revenues increasing 23% from Q4 ’03.

In Georgia the state’s Medicaid contractor had delayed the original implementation date of the new MultiHealth Network system, MHN, which

PEDIATRIC SERVICES OF AMERICA

Moderator: Joseph Sansone

2-5-04/9:00 am CT

Confirmation #5159054

was intended to improve the state’s processing and payment of claims rendered by providers. Due to numerous setbacks with the MHN system since the implementation date of April 1, 2003, Georgia has been making prospective payments in lieu of standard final claim resolutions to a number of providers.

Most of these payments do not contain adequate information to properly apply and reconcile its accounts receivable balance. Georgia Medicaid is an important customer of PSA and represents approximately 6% of our annual billed revenue.

While the situation exposes PSA to risks we have taken the following steps to mitigate such risks. We have engaged external expert legal counsel and on January 23, 2004 met in person with the Director of Georgia Medicaid and appropriate members of his staff to explain in detail how the MHN system failures impact the specific categories of services that we provide and the inadequate and incomplete responses to our inquiries received to date.

We formed a team with dedicated PSA resources and requested to be given guaranteed access to the appropriate department heads at the state to define a methodology to reconcile the company’s records of products and services provided and prospective payments received as well as to define a go-forward strategy for existing and future patients.

The company observed that the methodology created to resolve our issues could potentially be used by the state as a template for resolution of similar issues with other providers and focused upon our shared mutual interests.

We’ve scheduled a follow-up meeting for February 11, 2004. While we are optimistic with the Director’s initial response to our requests given the significance and complexity of our issues and the need to rely on the state to

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Moderator: Joseph Sansone

2-5-04/9:00 am CT

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provide the resources necessary to achieve resolution, the company deemed it necessary to significantly increase our provision for doubtful accounts.

A comment on HIPAA. With the passage of the October 16, 2003 deadline requiring that covered entities including the company transmit claims and certain related healthcare information in standardized formats and data sets, many payers including most state Medicaid agencies are not in compliance.

There is uncertainty as to when these payers will achieve compliance and discontinue their use of non-compliant systems. These uncertainties which are outside the control of the company were a contributing factor to the decreased cash collection in the three months ending December 31, 2003.

If not corrected these decreased cash collections could have a material adverse affect on the company’s financial position. In order to more proactively mitigate the risks associated with various state Medicaid programs we have enacted and continued to move forward – moving forward with the following in the first quarter.

We have made the appointment of consultants in selective markets to directly present the company’s cost saving strategies and related rate requests with respect to state Medicaid programs. In one particular state we received verbal agreement from the Medicaid Commissioner in the first quarter to incorporate our reimbursement rate increase into their fiscal 2005 budget proposal to the state legislature.

Negotiations continued during the first quarter in another state, to pilot a program to more rapidly discharge hospitalized medically complex and medically fragile children into the company’s care which should provide the

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Moderator: Joseph Sansone

2-5-04/9:00 am CT

Confirmation #5159054

state with significant cost savings and potentially motivate the state to increase the reimbursement rate for services provided by the company.

We have communicated – with this state our willingness to close certain unprofitable branch offices if a mutually agreeable solution cannot be implemented soon.

During the first quarter we focused on existing operations and with regard to future growth we maintain our intention to expand our national network by pursuing both internal and external growth initiatives. Our goal is to strategically expand our core services and products in each of our primary and secondary markets. This should lead to increased market share and operating margins.

One aspect of our future growth will be acquisitions. We believe there is a plentiful and interesting range of accretive acquisition opportunities available for us to pursue. We will continue to evaluate these opportunities by utilizing our market matrix strategy which seeks to capitalize on geographic areas where we can achieve the degree of density necessary to leverage our capabilities.

This will allow us to impact payers and referral sources to maximize our profit and growth potentials. Our current pipeline of acquisition targets include a number of private duty nursing, PPEC, pharmacy and HME businesses in markets that meet these strategic criteria.

The recently announced financing with GE Capital which Jim will address in more detail should support these initiatives.

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Moderator: Joseph Sansone

2-5-04/9:00 am CT

Confirmation #5159054

Another component of our growth strategy is our de novo startups. We intend to expand our businesses in key markets and remain comfortable with our previously stated goal of opening one to two additional branch offices in each of our segments during fiscal 2004.

Within the nursing PPEC segment I’d like to talk about nursing hours for the first quarter of 2004. Nursing hours were essentially unchanged at approximately 729,000 despite significant disruptions with inclement weather on the East Coast and fewer census days in our PPECs due to school holidays. Our nurse scheduling system which is called (Shine) continues to improve our effectiveness in nurse staffing and optimize the margin potential of our staff.

We continue to focus on the following recruitment strategies. We’ve expanded the employee referral programs that use bonuses and other benefit programs to encourage new employee referrals, the appointment of two nurse recruiting specialists and increased local market focused recruiters. We’ve also increased the wage rates and benefit levels in selected key markets to be more competitive.

Now I’d like to turn the call over to Jim for review of the quarterly financials. Go ahead Jim.

Jim McNeill:	Thanks Joe and good morning everyone.

Before I go through the financials I would like to comment on a financial reporting change of our insurance costs adopted this quarter. Under the guidance of emerging issues task force 03-8 titled “Accounting for Claims Made Insurance and Retroactive Insurance Contracts by the Insured Entity”, the company has determined that it should follow FASB interpretation number 39 titled, “Offsetting of Amounts Related to Certain Contracts.”

PEDIATRIC SERVICES OF AMERICA

Moderator: Joseph Sansone

2-5-04/9:00 am CT

Confirmation #5159054

Under interpretation 39 unless specified conditions are met offsetting of liabilities for claims made as well as claims incurred but not reported against expected recoveries is not appropriate. The company does not meet these conditions and has reclassified its expected insurance recoveries against these claims to short and long-term receivables.

Our balance sheet at September 30, 2003 as well as at December 31, 2003 have been reclassified to reflect this presentation.

Now for the quarter; for the first quarter of fiscal year 2004 net revenue, $59,830,000 as compared to $52,562,000 in the first quarter of fiscal year 2003. Operating income; $3,055,000 for the quarter as compared to $2,220,000 in the first quarter of fiscal 2003. Income before taxes; $2,570,000 as compared to $1,600,000.

Income tax expense; $997,000 as compared to $629,000. Net income; $1,573,000 as compared to $971,000 in the first quarter of fiscal 2003. Diluted EPS was 22 cents as compared to 14 cents. Net revenue; sequentially net revenue for the first quarter increased $4.6 million or 8.3% to $59.8 million from $55.2 million in Q4.

Nursing PPEC net revenue was essentially unchanged at $26 million. Pharmacy net revenue increased $4.1 million or 23% to $21.7 million in Q1 from $17.6 million in Q4. Hemophilia factor product accounted for $2.1 million of the increase as a result of increased average usage per census.

Seasonal (Synagis) usage accounted for $1.5 million of the increase. The remainder of the increase was primarily attributable to increased deliveries of growth hormone product.

PEDIATRIC SERVICES OF AMERICA

Moderator: Joseph Sansone

2-5-04/9:00 am CT

Confirmation #5159054

Respiratory therapy equipment and services net revenue increased $0.5 million or 4% to $12.1 million in Q1 from $11.7 million in Q4 primarily due to increased ventilator rentals.

Cost of goods and services. Cost of goods and services increased $3 million or 10% to $33.3 million in Q1 from $30.3 million in Q4. Nursing PPEC cost of goods and services were unchanged at $15.3 million. Pharmacy cost of goods and services increased $3 million or 26% to $14.6 million in Q1 from $11.6 million in Q4 due to the comparatively higher product costs and lower gross margin rates on the (Synagis) product. Respiratory therapy equipment and services cost of goods and services were unchanged at $3.4 million.

Other operating costs and expenses. Other operating costs and expenses increased $1 million or 6% to $16.4 million in Q1 from $15.4 million in Q4. Of the $1 million increase $0.3 million was attributable to increased business insurance costs, $0.2 million was attributable to increased facility costs primarily for increased data bandwidth on our wide area network to improve location connectivity and $0.2 million in increased administrative wages and benefits in the respiratory therapy equipment and services segment.

Corporate G&A. Corporate G&A was unchanged at approximately $4.9 million. As a percentage of revenue these costs declined to 8.1% in Q1 from 8.8% in Q4.

Provisions for doubtful accounts. The provision for doubtful accounts increased $0.9 million or 159% to $1.4 million in Q1 from $0.5 million in Q4. We applied our standard methodology for assessing the accounts receivable aging and valuing the allowance for doubtful accounts at December 31, 2003.

PEDIATRIC SERVICES OF AMERICA

Moderator: Joseph Sansone

2-5-04/9:00 am CT

Confirmation #5159054

This methodology combines a statistical analysis of the aging with a bottoms up analysis of claim collectability based on conference calls with each branch office. Based upon this methodology we concluded that the allowance and related provision of doubtful accounts were appropriate.

Depreciation and amortization. Depreciation and amortization declined $0.1 million or 11% to $0.9 million in Q1 from $1 million in Q4. The decrease is primarily attributable to the company’s Oracle financial system reaching the end of its depreciable life in Q4. This system is stable, functional and expected to satisfy the company’s requirements for the foreseeable future.

Operating income; operating income declined $160,000 to $3,055,000 in Q1 from $3,215,000 in Q4. Interest expense; interest expense was unchanged at approximately $0.5 million. Income before income taxes; sequentially income before income taxes was $2.6 million in Q1 compared to $2.8 million in Q4.

Tax; during the first quarter of fiscal year 2004 the company recorded income tax expense of $1 million. EPS; fully diluted EPS was 22 cents.

Now turning to the balance sheet. Cash; cash on hand was $2.1 million at December 31, 2003 as compared to $9.2 million at September 30, 2003. During the quarter the company made a number of cash disbursements including payment of the semi-annual interest coupon on the notes for $1 million, prepayment of insurance costs for medical malpractice and worker’s compensation of $1.5 million, higher than anticipated capital expenditures for medical equipment of $1.2 million and increased pharmacy product purchases of $3.5 million.

PEDIATRIC SERVICES OF AMERICA

Moderator: Joseph Sansone

2-5-04/9:00 am CT

Confirmation #5159054

In addition, cash receipts for the three months ended December 31, 2003 were $53.8 million as compared to $56.9 million for the three months ended September 30, 2003.

Accounts receivable allowance; AR allowance coverage was 11% in Q1 versus 10% in Q4. Within the AR the concentration of balances amongst a relatively few number of hemophilia factor patients has increased.

Debt; On January 27, 2004 the company entered into a new credit agreement with General Electric Capital Corporation. The credit agreement has two components, a $10 million revolver and a $10 million acquisition loan. Availability of funds in both components is subject to a borrowing based calculation against the company’s accounts receivable.

Borrowings under the revolver component of the credit agreement bear interest at LIBOR plus 3% or the index rate plus 1.5%. Borrowings under the acquisition component of the credit agreement bear interest at LIBOR plus 3.5% or the index rate plus 2%.

The credit agreement provides for unused line fees of 0.5% for the revolver component and 0.75% for the acquisition component. The credit agreement contains several financial and non-financial covenants including, but not limited to, certain leverage, coverage, DSO and maximum capital expenditure requirements.

Net cash flow; the company’s net cash used by operating activities in Q1 was $5.5 million as compared to net cash provided by operating activities of $7.3 million in Q4.

PEDIATRIC SERVICES OF AMERICA

Moderator: Joseph Sansone

2-5-04/9:00 am CT

Confirmation #5159054

CAPEX; CAPEX was $1.6 million in Q1 as compared to $0.7 million in Q4. Our purchases of medical equipment totaled $1.2 million in Q1 with the remainder being technology upgrades primarily a 400 unit PC purchase to complement the investment made in increased data bandwidth over our wide area network. These changes improve branch office connectivity and workflow.

Book value; book value per diluted share was $8.64 at December 31, 2003. Effective January 1, 2004 we changed the nature of our employee medical benefit plan from a guaranteed minimum premium model to a self-insured model.

While this change has the potential to ultimately expose the company to greater risks, the self-insured model stock loss, aggregate loss and tail liability features provides sufficient protection such that we anticipate there will be cost savings when compared to the guaranteed minimum premium model. However, there could be no assurance that these cost savings will occur.

In addition, the self-insured model carriers medical and disease management capabilities along with its pharmacy formulary protocols and wellness care programs should deliver a more effective and competitive plan to our employees. We recognize how significant our medical benefit plan is to the recruiting and retaining of clinical and administrative staff and we are committed to offering a plan that is fully competitive with those offered by others in our industry.

With respect to our Medicare audit, our hearing on medical necessity issues was held on December 19, 2003 and the hearing on statistical sampling issues is scheduled for February 2004. We continue to believe that our documentation for substantially all the remaining patients in the audit sample

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Moderator: Joseph Sansone

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is sufficient and will ultimately be determined as such. Furthermore, we continue to believe that the $360,000 of costs previously accrued will be sufficient to resolve this matter.

Investor relations; with the help of our IR firm we have raised our profile with institutional investors by attending recent investor conferences held by Needham & Company and UBS in New York as well as numerous meetings with buy and sell side analysts. We are planning enhancements to our company Web sites and will continue to meet with current and potential investors to tell the PSA story.

I’d like to end my remarks by reaffirming our fiscal year 2004 earnings guidance is 81 to 85 cents per diluted share conditioned upon successful resolution of Georgia Medicaid’s claim processing problems without further impact to our allowance for doubtful accounts.

This concludes my financial report. Our 10Q will be filed with the SEC by the end of the day. I’ll now pass the call back to Joe for some closing remarks.

Joseph Sansone:	Thanks Jim. Let me restate that we are quite pleased with our first quarter of fiscal year 2004 results. Highlights include revenue of $59.8 million, net income of $1.57 million and a diluted EPS of 22 cents. Also a new credit facility with GE Capital which supports our growth strategies. Our team has worked hard to continue moving PSA forward and we remain very excited about the company’s future and the important work we do. [This moves us] (Unintelligible) move us towards achieving the guidance that Jim provided earlier.

Let’s open the call now and Jim and I will answer your questions.

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Moderator: Joseph Sansone

2-5-04/9:00 am CT

Confirmation #5159054

Operator:	Thank you. At this time I would like to remind everyone if you would like to ask a question please press star then the number one on your telephone keypad. We’ll pause for just a moment to compile the Q&A roster.

Your first question comes from (Dalton Chandler) with the Needham & Company.

(Dalton Chandler):	Good morning.

Joseph Sansone:	Good morning (Dalton).

(Dalton Chandler):	Let me start with a couple of things I missed. Could you give us the CAPEX number again?

Jim McNeill:	Sure. CAPEX was $1.6 million in Q1.

(Dalton Chandler):	Okay. And that included the PC’s that you mentioned?

Jim McNeill:	Yes.

(Dalton Chandler):	That was the reason the numbers higher. And the cash from operations was $7.3 million?

Jim McNeill:	That’s in Q4. In Q1 it was cash used from operations of $5.5 million.

(Dalton Chandler):	Okay. And then let’s talk about the pharmacy performance a little bit. It sounded like you were saying about $1.5 million of the increase was seasonal but the balance of that we could expect to see going forward and perhaps build on that? Is that accurate?

PEDIATRIC SERVICES OF AMERICA

Moderator: Joseph Sansone

2-5-04/9:00 am CT

Confirmation #5159054

Jim McNeill:	Well no what it was, it was increased average usage per census. Our hemophilia factor census was up a touch sequentially over the previous quarter but the average amount of product used across that census was significantly higher. We had a couple of, you know, what we call large bleeders, patients that took significant deliveries in the quarter which really drove the revenue up.

(Dalton Chandler):	Okay.

Joseph Sansone:	That being said we are obviously competing to market and grow that hemophilia product across our states that are providing those services.

(Dalton Chandler):	Okay so of the increase in the quarter more than $4 million increase what part of that do you think is sustainable and what part is attributable to at random events?

Jim McNeill:	Well, I’d say clearly the (Synagis) increase is seasonal in nature because that as you know is a drug that’s used primarily during the flu season for RSV infections.

The hemophilia factor again to Joe’s point, our census continues to expand. As your census gets larger the probability of these events reoccurring increases the more patients you have on service.

But I can’t sit here and say that it’s sustainable that given patient or another given patient will suffer this one patient had an accident and needed a lot of pre and post-surgical product. And I can’t sit here and say that that’s a recurring or a non-recurring event. It just – it’s a feature of that business, it happens.

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Moderator: Joseph Sansone

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(Dalton Chandler):	Okay. And then on the increase in your provision for doubtful accounts was part of that attributable to the HIPAA in Georgia Medicaid issues?

Jim McNeill:	Oh absolutely. Those were the two issues that really impacted the AR aging and as we went through our methodology that I explained the tops down statistical and the bottoms up based on conference calls between the reimbursement team and the branch offices, those were clearly the two issues that came out as strong themes.

(Dalton Chandler):	So it was up about $800,000 from where it has been the last few quarters. Is that all related to those issues or was there something else in there?

Jim McNeill:	Well those are the two issues that drove the change but the methodology doesn’t lend itself to compartmentalizing pieces of it to specific issues. It’s more of a top down statistical and a bottoms up and those two converge and that’s the basis for the judgment.

(Dalton Chandler):	Okay.

Jim McNeill:	But clearly those are the two dominant issues.

(Dalton Chandler):	Okay. And then on the new credit facility what is your intention with regard to drawing that down and refinancing some of the existing bonds?

Jim McNeill:	Well under the terms of the indenture if I had a plan to do so I’d be obligated to notify my holders of my plan. Certainly we’re going to take a look at both a redemption or repurchase more if some other holders would just prefer to sell us their notes we’d certainly be willing to buy their notes. We’ll look at all alternatives and certainly that’s the purpose of the funds is to

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evaluate the potential to refinance some of that as well as to provide, you know, working capital in the event that its needed.

(Dalton Chandler):	Okay so I’m assuming that your 81 to 85 cents guidance doesn’t anticipate any refinancing is that right?

Jim McNeill:	My 81 to 85 cent guidance doesn’t anticipate significant earnings accretion based on the refinancing. Remember while we would certainly pick up the interest rate differential to the extent that we refinance we will have to write off against earnings the unamortized deferred financing fees still on the balance sheet on a pro rata basis to what we would repurchase or redeem.

(Dalton Chandler):	Okay. All right thanks guys.

Jim McNeill:	Thank you.

Operator:	Thank you. Your next question comes from (Ross Demont) with (Midwest) Capital.

(Ross Demont):	Hi guys congratulations on a good quarter. Can you Jim just detail for me the billing cycle that goes on with Georgia State Medicaid? Is it that you bill them, they pay you some perspective amount, that amount is not consistent with what you billed them. Is that how it works and therefore you get a doubtful account because the excess is aging?

Jim McNeill:	That’s not the way it has historically worked and not the way we hope it will work in the future. It’s supposed to be you file a claim, they pay the claim in full just like any other payer. What they’ve had to do because of the problems they’re having with that system is do exactly what you just described which is make prospective payment in lieu of final claim resolution.

PEDIATRIC SERVICES OF AMERICA

Moderator: Joseph Sansone

2-5-04/9:00 am CT

Confirmation #5159054

(Ross Demont):	Okay and the prospective payments are estimates and at least in your mind those amounts are less than what you’re owed.

Jim McNeill:	In many cases they are less than what we believe we are owed yes.

(Ross Demont):	Okay, okay fair enough. And so I mean just looking at your numbers and the other analysts pointed out that your provision is say roughly $800,000 higher. You know, on an after tax basis that’s like, you know, six cents a share somewhere in there. I mean that would put you guys, you know, that would have made this quarter a lot better. I mean are you potentially being conservative on your 81 to 85 cents a share if you get resolution on these issues?

Jim McNeill:	Well that’s a big if.

(Ross Demont):	Okay.

Jim McNeill:	I believe that the provision as taken this quarter is appropriate based on the information we know now and as Joe pointed out in his comments, we have to rely on the State of Georgia to provide the resources necessary to achieve resolution. We can’t do it ourselves.

(Ross Demont):	Okay.

Jim McNeill:	So the fact that we have to rely on the state I believe it’s appropriate to provision as we have.

(Ross Demont):	Okay fair enough. On a slightly different topic your press release Joe mentioned that there’s, you know, a pipeline of potential acquisition

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Moderator: Joseph Sansone

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candidates out there. Can you just quickly review for us how you look at that and what kind of sort of financing metrics you buy these things at become multiples or whatever?

Joseph Sansone:	Yeah the – there’s a variety of acquisition candidates in the three product lines we look at in pharmacy, nursing/PPEC and respiratory. We look at them from a number of perspectives. One is the geography. We don’t do backfilling in terms of acquisitions. We look for new geography, geography that will give us some density and the states that we’re in where we can use that density then to have the kind of clout we have with the Medicaid Commissioners such as we have in Georgia and Florida and other states.

We look at certainly look at the type of business that they have and the success of that business. We’re not buying failing businesses and we look at the proper accretion in that business that’s accretive to – that the purchase price is accretive.

So there’s a whole set of negotiations that take place so generally our range for payment is the multiple that we’ve set in the past three and a half to four and a half times trailing EBITDA. And that’s always adjusted for owner’s comp because we generally buy in small businesses some owner expenses in there that have to go away.

And then we also apply our costs, our typical costs of insurance and other components that we know as a go forward cost of PSA and that becomes the multiple – that becomes the number we use the multiple against in order to buy the company.

(Ross Demont):	Okay, okay. Okay good that’s useful. And last question, could you just review which of your pharmacy products have significant margin and which

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don’t? I recall from talking to you guys before that the (Synagis) that doesn’t have a lot of margin and the hemo does or do I have that reversed?

Jim McNeill:	Well we don’t disclose on a product level our specific gross margins but yes in general terms (Synagis) has a comparatively lower gross margin than hemophilia factor does.

(Ross Demont):	Okay.

Jim McNeill:	That’s a true statement.

(Ross Demont):	Okay because I’m just trying to look into next quarter and obviously some of that (Synagis) will go away.

Jim McNeill:	Right.

(Ross Demont):	But the gross margin dollars that come out of the (Synagis) are less so the hemo in terms of contribution to gross margin dollars is a larger factor I guess.

Jim McNeill:	Yes that’s the richer part of the mix absolutely.

Joseph Sansone:	And of course we’re always looking at acquisition costs and how we negotiate with the people who supply us with all the various drugs we use and that it’ll affect margins as we’re successful in renegotiating those prices.

(Ross Demont):	Okay well guys thanks very much and I’ll get back to you if I have anything else.

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Operator:	Thank you. Once again I would like to remind everyone in order to ask a question please press star then the number one on your telephone keypad. Again we’ll pause for just a moment to compile the Q&A roster.

Your next question comes from (Henry Hooper) with Nuremberg Investments.

(Henry Hooper):	Hi gentlemen, a very good quarter and, you know, congratulations on some excellent work and from what I understand some good presentations at the Needham and UBS conference.

I did want to probe just a little bit further into the same question that (Dalton) and (Ross) had touched on and just ask for some feedback from you Jim on the State of Georgia and presumably all of the service was provided (unintelligible) and the patients were handled appropriately and there’s no question on either the documentation you provided in the cases. Is that a appropriate assessment?

Jim McNeill:	Yes. I believe that all of the services that we provided were properly authorized, rendered and that the claims that were submitted were appropriately documented and they are good claims, absolutely. It’s the – the issue is the state’s ability to process and pay those claims.

(Henry Hooper):	Right. And when we talk about the MHN and the ability for them to get the HIPAA compliant software going what have they told you back about that?

Jim McNeill:	Well they’ve done a number of things. They’ve engaged an independent consultant to assess the system. The consultant has delivered a report that was delivered this past month giving a state of both how the system was defined, how it was developed, where it is, is it performing to expectation. They had a

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lot of comment on what that expectation was. And then they laid out a few alternatives for the state to consider to remedy the issues.

We believe based on our meeting in person with the Commissioner, his commitment to make the appropriate members of his staff available to work with us at a very detailed level to provide a methodology to reconcile not only the historical AR that we have for services already provided for which prospective payments have been made. But also a methodology to deal with the active patient census and any future census where we obviously on a daily basis continue to provide services.

And we believe we have a methodology if they’ll put the appropriate level of resource to it and that’s not an insignificant level of resource to be able to not only reconcile the path and pay what’s owed but also be able to pay what’s owed on a more current basis as we move forward.

(Henry Hooper):	Yeah and I have to say that the methodology that you use for reserves is very conservative and consistent throughout and I think to be applied to everyone no matter how likely they are to pay. And I would also assume that the State of Georgia is good for any of the monies that are owed so it’s really a matter of being patient and being there and to catch it all and you should be paid in full.

I mean that’s my assumption and I’m kind of back into the exact same number that (Ross Demont) did. It probably would be somewhere in the neighborhood of six or seven cents in earnings if the state really had this – their HIPAA compliant software in line.

So very good results, good luck on tracking down the rest of those pennies because obviously they add up for the shareholders.

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Joseph Sansone:	Yeah I think you can see is what we’re saying is that we’re not only being patient we’re being proactive here when working directly with the Medicaid Commissioners and that’s a theme we take to all the states we’re in. We feel very strongly that we are a partner with Medicaid and we go in with that in mind and they appreciate that.

(Henry Hooper):	Got it. Thank you very much.

Operator:	Thank you. Your next question comes from (Andrew Jones) with the NorthStar Partners.

(Andrew Jones):	Good morning.

Joseph Sansone:	Good morning.

Jim McNeill:	Good morning (Andy).

(Andrew Jones):	You talked about in terms of cash uses in the quarter increased pharmacy buys I think of $3 million. Is that one time or is that due to the growth in the business and that’s going to be in working capital on a go forward basis?

Jim McNeill:	Well I think what it relates to Andy is obviously when you run DSO’s in, you know, the low 60’s two-thirds of your sequential revenue growth which you have to buy the product to deliver to generate the revenue then sits in AR. So as you grow you have that lag of you got to buy the product and we have to pay for that product mostly on a seven day term with the vendor.

So we have to lay the cash out within seven days of delivery, deliver the product, recognize the revenue and then on average it takes 60 days. So if you

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see a 23% sequential revenue increase, two-thirds of that is going to sit in your AR. Now we expect it to cycle back in of course but during those periods of rapid growth it’s definitely cash user.

(Andrew Jones):	Right on – but I think sometimes in the past there’s been opportunities to buy product at attractive prices where it has kind of blitzed up and not just related to the growth in the business.

Jim McNeill:	Correct. That’s not what occurred this quarter. This was not an accelerated buy to achieve some better pricing and margins. This was just to meet the growth of the stuff going out the door.

(Andrew Jones):	In terms of on an annual basis you have some cash uses in the first quarter. What would you think operating cash flow would look like assuming you guys hit the guidance you’ve had and for – as we look at, you know, your annual numbers?

Jim McNeill:	Well clearly I think that, you know, like the interest payment that’s twice a year. That’s known, it’s embedded. I think that’s reflected in historical cash flows. Same thing with the insurance. When you’re new your business insurance program unfortunately – I hope my carriers aren’t on the line – they squeeze you hard to prepay almost the whole [sic] premium. You just – that’s the way it is. So you just have to do that.

That clearly then turns around in the later quarters when you have the same recognized costs but you don’t have the cash out the door because you frontloaded the premium. So I think those things sort of by their nature turn themselves around within the given fiscal year.

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(Andrew Jones):	Right okay so but your CAPEX for the year is likely to be in line with depreciation isn’t it? I mean it…

Jim McNeill:	It historically has been and I anticipate that relationship to continue.

(Andrew Jones):	And to the extent that working capital needs are there as the business gets bigger there’ll be some usage there but otherwise earnings should largely be cash flow – free cash flow?

Jim McNeill:	I understand the first part of your comment. I’m not sure earnings should be free cash flow.

(Andrew Jones):	If you earn 82 cents or whatever the guidance is there’ll be some amount of that will be needed to support working capital. But otherwise its free cash that’s available for acquisitions or stock buybacks or whatever else you might decide to do with it?

Jim McNeill:	Yes assuming if we define free cash flows after CAPEX absolutely.

(Andrew Jones):	Right. You mentioned in your comments that in talking about accounts receivable some concentration with certain hemophilia patients and I wasn’t sure whether you were implying that that was negative or positive or if it means anything.

Jim McNeill:	I believe it’s neutral. It’s just a fact of when you have those concentrated deliveries to those patients that drove that sequential revenue increase you’re going to concentrate your AR on those patients.

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(Andrew Jones):	Okay. And then with the growth in (Synagis) you guys have been – you’re one of the approved distributors of the drug. I think they contracted the number of distributors right?

Joseph Sansone:	Right there’s six distributors. We’re one of the six.

(Andrew Jones):	And have you seen, you know, a subsequent pickup in your business just solely from the fact that other people had to drop out of business or is there still product that those people have that’s working its way through the system?

Joseph Sansone:	Yeah we’ve seen pickup from our position as one of the six providers eliminating some of the other providers that’s correct.

(Andrew Jones):	Okay and then just lastly to go back to Georgia I was curious in terms of a timeline when you realized you had a problem there. I think you said that your write-offs weren’t specific to Georgia but if you could give us any color on terms of what the size of the receivables in Georgia are.

Jim McNeill:	Well I think if you look at our comment Georgia represents approximately 6% of our annual build revenue.

(Andrew Jones):	Right.

Jim McNeill:	So you can take that metric off the revenue to get our – the annual volume of business we do with them. At any point – I mean we’ve known and have been working with them all along. Its just we’ve noticed that our inquiries were not getting the proper responses, we weren’t making progress which is why to Joe’s point we used our clout to arrange a face to face with the Medicaid Commissioner on staff to say look, you aren’t doing what you say.

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I mean the mid-level managers would make promises and commitments and then not execute them. So we elevated the issue to the Commissioner, he understands where we are, he understand how important a provider we are. And he’s committed to us that he’ll make the resources available particularly since I believe he agrees with us that the solution we’re proposing he can use with other providers such that this really is a win/win. He fixes our problem, we help him fix his much bigger problem.

(Andrew Jones):	Right but if they have been paying you less than you think you’re owed it would argue – I mean I would guess that the past due receivable balance from Georgia would be larger than just a straight percentage of the revenue is it? Am I thinking about that wrong?

Jim McNeill:	Well the issue here (Andy) is when they make this perspective payment they don’t give you enough detailed information in the remittance to properly apply it to a specific claim such that you can [have a true age of] your receivables. This cash has to go into what’s essentially a holding account because you don’t have application instructions so it frustrates your ability to look at what you’re true aging is and that’s the issue we have with them.

(Andrew Jones):	Right but on a growth basis you obviously know what your accounts receivable are from the State of Georgia. And I’m trying to understand if its in line with the 6% that the percentage of revenues or whether that’s grown and its outsize and potent - and represents a potential risk down the road because as you mentioned in the press release, you know, resolving this is part of getting the earnings guidance.

Jim McNeill:	Absolutely. I mean we have to have this resolved I believe based on where we are today and the information we know both internally and based on the

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meetings with the Commissioner the provision is appropriate. I believe the Commissioner is going to do what he said and we’re going to resolve this.

But obviously as of today right now – we continue to do business. It’s not only a fix your AR problem it’s a fix your ongoing business relationship so that your future business handles it flows like it used to before they had this system implementation go haywire on them.

(Andrew Jones):	Right I understand. I’ll try one more time and try to be direct. Can you tell us what the accounts receivables are for the State of Georgia?

Jim McNeill:	The AR balance with the state – I don’t have that in front of me at the moment. And again I could tell you the amount we billed net of the amount of this cash that we’ve received but again since I can’t apply it at a claim level (unintelligible).

(Andrew Jones):	(Unintelligible) concern about gross exposure.

Jim McNeill:	Well but its not easily done at a gross level. That’s the problem. You have to apply it at a claim level to know what your true remaining balance is and whether that balance is collectible and therefore should stay in your AR or whether that balance is not collectible and needs to be reserved out.

(Andrew Jones):	All right well I’ll get off and I’ll let somebody else ask some.

Operator:	Thank you. Once again if you would like to ask a question please press star then the number one on your telephone keypad.

We now have a follow up question from (Ross Demont) with Midwest Capital.

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(Ross Demont):	A quick question on CAPEX. Obviously some of what you spend are sort of corporate type expenses like for IT and other stuff is for equipment. On the equipment side can you sort of break down, a, what those expenditures look like and whether or not those are sort of maintenance type CAPEX or if there is sort of a return on investment type of calculation you could do to a specific piece of equipment. Just sort of how you think about what you’re buying, what the returns are, could you elaborate a little there?

Joseph Sansone:	Let me tell you a little bit about CAPEX on equipment. That’s going to be in the respiratory part of our business of course and that’s going to relate to ventilators and oxygen concentrators and items like that.

And generally it – generally as you see an increase in the capital equipment component its not really – it’s not much for replacement. Most of it should be and for new growth. We’ve demonstrated a growth last quarter but generally the acqui[sition] of – the purchases precede the growth by some time.

So we’re obviously anticipating additional revenues from usage of that equipment as it’s implemented.

(Ross Demont):	Okay that’s exactly what I was trying to understand. Let me try to go back on this Georgia receivable issue just real quick. I understand that you’ve talked about this top down methodology and bottoms up methodology for trying to arrive at what should be termed doubtful.

I also understand that gap imposes some what I would consider mechanical restrictions on that and leaves some sort of gap top down if an account is aged by X number of days that changes its, you know, proceeds collectability. Am I off-track here at all Jim?

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Jim McNeill:	No.

(Ross Demont):	Okay. So if we’re doing this sort of top down and say something is aged X number of days and you guys have somebody billed three months ago, they paid you 96 cents on the dollar because of this prospective pay system. There’s four cents on the dollar sitting out there and gap will tell you, hey if its 90 days old then that’s likely less collectible.

Can you at least talk to us about the aging? I mean if we go back I don’t know how you do it 60, 90, 180 days and talk about the baskets of money that are sitting out there that haven’t been collected which we all hope is but is under probably negotiation?

Jim McNeill:	Well see part of the challenge here is that if we were able to apply these prospective payments to that – if you could take that 96 cents and apply it to a one dollar claim specifically then we could watch that four cents age.

(Ross Demont):	Okay.

Jim McNeill:	But I can’t watch that four cents age because I don’t have enough application instructions attached to the remittance of that 96 cents such that I got to keep it in a holding account and watch the dollar move, not the four cents.

(Ross Demont):	I gotcha. Okay there’s simply not enough detail to figure out specifically what’s aging and what’s not but you – well but you do know that you’re underpaid and therefore it becomes doubtful I guess.

Jim McNeill:	Yes.

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(Ross Demont):	Okay thanks that’s good, that’s all I have.

Operator:	Thank you. At this time there are no further questions. Mr. Sansone are there any closing remarks?

Joseph Sansone:	Just at this time thank you very much everybody for your support as usual and we look forward to talking to you again for Q2 and look for further comments from PSA as we get out with our IR firm and tell the PSA story. Thank you. Bye bye.

Operator:	Thank you for joining today’s conference call. You may now disconnect.

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